Award Agreement Pursuant to Key Employee Compensation Plan

Dear____________________________.:

We are pleased to inform you that Independence Contract Drilling, Inc. (together with any affiliate that may employ you from time to time, the “Company”) has selected you for an Award under the Key Employee Compensation Plan (the “Plan”) recently approved by the Company’s Board of Directors (the “Board”).  We recognize your contributions are essential to our future success.  We are taking steps to ensure that your compensation remains attractive and your focus remains on continuing to do great work for the Company.  This Award Agreement (the “Agreement”) sets forth the terms and conditions of your Award and, once countersigned by you and returned no later than November 27, 2024, shall be a binding agreement between you and the Company.

1.	Award Amount. Your total Award under the Plan is $_______ (less applicable withholdings and deductions), and it is payable to you as a lump sum on the next administratively practicable payroll date (and no later than thirty (30) days) following your return of a signed copy of this Agreement to the Company (the “Award Payment Date”); provided, however, that you must return a signed copy of this Agreement to the Company by November 27, 2024. You hereby agree that this Award amount shall be in lieu of any cash Incentive Compensation Plan bonus amount payable to you that is attributable to the 2024 performance year and that you will not be eligible for and will not receive any cash bonus under the Incentive Compensation Plan for the 2024 performance year.

2.	Clawback.

a.	As a further condition of your receipt of any Award, you agree that the following clawback periods will apply (in each case a “Clawback Period”):

i.	You agree that if prior to March 31, 2025 (A) your employment with the Company terminates for any reason, or (B) you notify the Company of your intent to resign, then, in each case, you shall be required to repay 100% of the net (after-tax) amount of your Award Amount.

ii.	You agree that if, on or after March 31, 2025 but prior to August 15, 2025, (C) your employment with the Company terminates for any reason, or (D) you notify the Company of your intent to resign, then, in each case, you shall be required to repay 50% of the net (after-tax) amount of your Award Amount.

b.	Notwithstanding the foregoing, in the event your employment is terminated by the Company without Cause or due to your death or Disability during the applicable Clawback Period or you terminate your employment pursuant to Good Reason under your written employment agreement during the applicable Clawback Period (other than resignation with Good Reason solely as a result of (i) a chapter 11 bankruptcy filing on or before December 31, 2024, or (ii) any related transactions

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wherein MSD Partners, L.P., Glendon Capital Management, L.P., or each of their affiliates trigger a Change of Control (as defined in your employment agreement) via a change in share ownership or purchase of substantially all of the Company’s assets, including any related changes to the Incumbent Board (as defined in your employment agreement)), any clawback that would otherwise apply to the Award Amount pursuant to the provisions above shall be waived provided that you (or your representative, as applicable) execute and return a release agreement substantially in the form of the attached as Exhibit A hereto (a “Release”) within forty-five (45) days following your termination of employment (and do not revoke such Release). Additionally, the Award will be subject to all other Company policies relating to the clawback of executive compensation that are otherwise applicable.

c.	The Company will specify the precise amount to be repaid when providing you with notice of your repayment obligation, which notice shall be provided within fourteen (14) days of your termination or notice of resignation. You hereby agree to make such repayment to the Company (i) if such repayment obligation results from a termination of employment that makes you eligible for the relief described in Section 2(b) above (assuming you decline to execute a Release as required to take advantage of such relief (or revoke any such Release)), within sixty (60) days of such event, or (ii) if such repayment obligation results from any other termination of employment, within forty-five (45) days of your termination of employment.

d.	You further agree that in the event that you owe the Company any amounts of any kind under the Plan or any other amounts as of the termination of your employment or your notice of intent to resign, as applicable, you hereby authorize the Company, to the maximum extent permitted by law and without further notice to or authorization by you, to withhold from any final pay, expense reimbursement, or other amounts that may become payable by the Company to you, all such amounts as are sufficient to satisfy your repayment obligations in whole or in part.

3.	Plan Terms Controlling. This Agreement incorporates all the terms of the Plan document, a copy of which is attached as Exhibit B hereto. In the event of any conflict between this Agreement and the Plan document, the Plan document shall control. Any capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the Plan document. By your signature below, you acknowledge and agree that you voluntarily agree to be bound by this Agreement and the terms of the Plan document.

4.	Waiver of Change in Control and Good Reason. As a condition for receiving this Award, you agree that the restructuring of the Company and related transactions will not constitute a “Change of Control” for purposes of your employment agreement, and you hereby agree to waive any right to resign with “Good Reason” under such employment agreement solely as a result of (i) a chapter 11 bankruptcy filing on or before December 31, 2024, and (ii) any related transactions wherein MSD Partners, L.P., Glendon Capital Management, L.P., or each of their affiliates trigger a Change of Control via a change in

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share ownership or purchase of substantially all of the Company’s assets, including any related changes to the Incumbent Board.

We hope that this Award opportunity demonstrates the Company’s commitment to your continued success at the Company and the value we place on your service.  If you wish to accept the Award opportunity on the terms set forth above, including the fuller terms and conditions set forth in the Plan document, please countersign this Agreement where indicated below, whereupon it shall become binding on you and the Company, and return the countersigned Agreement to the Company by November 27, 2024, it being understood that signature via DocuSign or Adobe Sign shall be deemed sufficient and binding by you and the Company.

Please do not hesitate to contact me if there is anything else we can do to help you and the Company succeed together.

AGREED TO AND ACCEPTED BY:

COMPANY:

INDEPENDENCE CONTRACT DRILLING, INC.

Signature:  _____________________________________________

Print Name:

Title:

Dated:

EXECUTIVE:

Signature:  _____________________________________________

Print Name:

Title:

Dated:

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EXHIBIT A

Release

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FORM OF

CONFIDENTIAL TERMINATION AGREEMENT AND GENERAL RELEASE

[•], an individual (“Employee” or “you”) and Independence Contract Drilling, Inc., LLC (the “Company”) (each a “Party” and collectively, the “Parties”) hereby enter into this Confidential Termination Agreement and General Release (collectively, this “Agreement”).

W I T N E S S E T H

WHEREAS, Employee has been engaged as an employee of the Company; and

WHEREAS, Employee’s employment with the Company terminated effective as of the close of business on [DATE] (such date referred to herein as the “Termination Date”).

NOW, THEREFORE, in consideration of the foregoing, the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

1.Termination of Employment. As of the Termination Date, Employee separated and terminated from the Company and its affiliates (the “Company Group”). Employee agrees that he has no present or future right to any engagement, employment or any other position with the Company Group or any of the other Released Parties (defined below).
2.No Other Compensation or Benefits / Expenses. Employee agrees and acknowledges that, except with respect to any earned and unpaid wages [or other amounts as described in the Employment Agreement, as defined below], as of the Termination Date or as expressly provided in this Agreement, Employee has not earned, and he will not receive any additional compensation (including bonus, incentive compensation, severance or commissions) or additional benefits from the Company Group or the Released Parties that relate to periods occurring prior to, on or after the Termination Date.
3.Continuing Obligations. Employee agrees that the restrictive covenants set forth in [Employee’s [•] (the “Employment Agreement” with the Company dated as of [DATE] (including Sections [•], [•] and [•] of the Employment Agreement][Restrictive Covenant agreement dated as of [DATE]] and any other restrictive covenants that are intended to survive the termination of your employment with the Company) remain in full force and effect for the respective terms provided in your Employment Agreement (the “Continuing Obligations”). Employee acknowledges that he shall remain subject to, and agrees to comply with, such Continuing Obligations at all times, and such Continuing Obligations are incorporated herein mutatis mutandis as if set forth herein at length.
4.	Release of Claims.
a.General Release. In exchange for (1) payment of any earned and unpaid amounts and (2) the Company’s release of the Employee’s clawback obligation pursuant to the Company’s Key Employee Compensation Plan, which constitutes good and valid consideration for purposes of the general release herein, you hereby generally and

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completely release the Company Group and their respective current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parents, direct and indirect subsidiaries, insurers, affiliates, investors and assigns (collectively, the “Released Parties”) of and from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date you sign this Agreement (collectively, the “Released Claims”). The Released Claims include, but are not limited to: (i) all claims, including any claims arising out of or in any way related to your engagement or employment with the Company Group or its predecessors, or the termination of that engagement or employment; (ii) all claims related to your compensation or benefits from the Company Group and its predecessors, including salary, bonuses, retention bonuses, incentive compensation, commissions, paid time off, expense reimbursements, severance benefits, notice rights, fringe benefits, stock, restricted stock, stock options, or any other ownership interests in the Company Group and its predecessors; (iii) all claims for breach of contract (oral or written), wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, misrepresentation, defamation, emotional distress, and discharge in violation of public policy; and (v) all constitutional, federal, state, and local statutory and common law claims, including, but not limited to, claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Age Discrimination in Employment Act of 1967 (as amended), the federal Americans with Disabilities Act of 1990 (as amended), and the Texas Labor Code, including the Texas Payday Act, the Texas Anti-Retaliation Act, Chapter 21 of the Texas Labor Code, the Texas Whistleblower Act.
b.Excluded Claims. Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (i) any rights or claims that are not waivable as a matter of law (including any rights you may have to seek unemployment or workers compensation benefits); and (ii) any right to file a charge or complaint with the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (collectively, the “Government Agencies”). This Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agencies. While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, to maximum extent permitted by law, you are otherwise waiving any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement. You represent and warrant that, other than the Excluded Claims, you are not aware of any claims you have or might have against any of the Released Parties that are not included in the Released Claims.
c.Representations. You hereby represent that: (i) you have received, subject to Section 2 above, all compensation owed and for all time worked; (ii) you have received all the leave and leave benefits and protections for which you are eligible pursuant to any

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applicable law or Company policy; and (iii) you have not suffered any on-the-job injury or illness for which you have not already filed a workers’ compensation claim. You also acknowledge that (x) the consideration given to you in exchange for the waiver and release in this Agreement is in addition to anything of value to which you were already entitled; (y) you have been given sufficient time to consider this Agreement and to consult an attorney or advisor of your choosing; and (z) you are knowingly and voluntarily executing this Agreement waiving and releasing any claims you may have as of the date you execute it. By executing this Confidential Termination Agreement and General Release, each Party acknowledges that it: (i) is not relying upon any statements, understandings, representations, expectations, or agreements other than those expressly set forth in this Confidential Termination Agreement and General Release; (ii) has made its own investigation of the facts and is relying solely upon its own knowledge and the advice of its own legal counsel; (iii) knowingly waives any claim that this Confidential Termination Agreement and General Release was induced by any misrepresentation or nondisclosure and any right to rescind or avoid this Confidential Termination Agreement and General Release based upon presently existing facts, known or unknown; (iv) is entering into this Confidential Termination Agreement and General Release freely and voluntarily; (v) has carefully read and understood all of the provisions of this Confidential Termination Agreement and General Release; and (vi) [has had the opportunity to be] [has been] represented by the counsel of its choice in connection with the negotiation and execution of this Confidential Termination Agreement and General Release. The Parties stipulate that they are relying upon these representations and warranties in entering into this Confidential Termination Agreement and General Release. These representations and warranties shall survive the execution of this Confidential Termination Agreement and General Release.
d.Review and Revocation. Employee acknowledges and agrees that he has forty-five (45) days to consider this Agreement and that he must return this Agreement, signed and dated by Employee, no later than the forty-sixth (46th) day after he received it to [email]. Employee also acknowledges and agrees that after he returns the signed Agreement, he will have seven (7) days to revoke his acceptance of this Agreement by submitting a signed, written notice of revocation to the same e-mail address. At the end of the seven (7)-day revocation period, this Agreement will become effective. Employee understands that if he does not timely return the signed Agreement or if he timely revokes acceptance of this Agreement, Employee’s clawback obligation under the Company’s Key Employee Compensation Plan will not be terminated.
5.Governing Law, Headings, Amendment and Waiver. This Agreement shall be governed by, and construed in accordance with, the laws of the state of Texas applicable to contracts executed in and to be performed entirely within that state. The Section headings used herein are for convenience only and are not to be considered in interpreting this Agreement. This Agreement may be modified only in writing signed by both Parties, and a Party's failure to enforce this Agreement in the event of one or more events which violate it shall not be a waiver of any right to enforce this Agreement against subsequent violations.

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6.Severability. The provisions of this Agreement are severable if a court of competent jurisdiction finds any of them unenforceable (after any modification or limitation under the foregoing).
7.General. This Agreement embodies the entire agreement and understanding of the Parties hereto with regard to the matters described herein and supersedes any and all prior and/or contemporaneous agreements and understandings, oral or written, between said Parties and their predecessors regarding such matters, provided that nothing in this Agreement shall limit or release Employee from any other obligations regarding confidentiality, intellectual or other property, inventions assignment, non-competition (but solely with respect to the business and geographical areas that were applicable to such non-competition obligations on [DATE]), or solicitation that Employee has to the Company or any of its affiliates (including pursuant to any employment agreement or any other previously executed agreement between Employee and the Company or any of its affiliates), each of which will not be superseded by this Agreement and will remain in effect and enforceable without limiting or affecting the provisions of this Agreement. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.

THE PARTIES STATE BY SIGNING BELOW THAT THEY HAVE READ AND UNDERSTAND THE PROVISIONS OF THIS AGREEMENT AND INTEND TO BE BOUND THERETO:

	[Name]		Independence Contract Drilling, Inc.
By:
Name:
Title:
Date:		Date:

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EXHIBIT B

Independence Contract Drilling, Inc. Key Employee Compensation Plan

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Key Employee Compensation Plan

1.Effective Date, Term, and Purpose. This Key Employee Compensation Plan (the “Plan”) of Independence Contract Drilling, Inc. is effective as of November 27, 2024 (the “Effective Date”).  The Plan provides each Participant (as defined below) with a one-time cash payment (each, an “Award”) pursuant to the terms and conditions set forth herein.
2.Participants Covered.  Each person approved by resolution of the Board of Directors (the “Board”) (it being understood that the grant of up to $100,000 of awards to non-executives of the Company may be delegated by resolution of the Board to the Chief Executive Officer of the Company) shall become a participant in the Plan (each, a “Participant”) as of the date such person returns to the Company a countersigned award agreement in a form substantially similar to the form of award agreement attached as Annex A hereto (each, an “Award Agreement”).
3.Award Payments and Conditions.  The Plan offers each Participant an Award in the total amount determined under Section 3(a) below, with payment to occur as set forth in Section 3(b) below, subject to the conditions and clawback terms set forth herein.
a.	Amount of Award. The total Award for each Participant shall be the amount approved by resolution of the Board of Directors or its delegate.
b.	Timing of Payment. Subject to the conditions set forth in this Plan and the applicable Award Agreement, each Participant’s Award shall be payable in a lump sum in cash on the next administratively practicable payroll date (but no more than thirty (30) days) following the Participant’s return of a countersigned Award Agreement (the “Award Payment Date”); provided, however, that the Participant must return a countersigned Award Agreement by the prescribed date set forth in the applicable award letter, which shall not be more than five (5) days following receipt of such agreement in order to be eligible to receive the Award.
c.	Clawback. Each Award will be subject to clawback as provided in the applicable Award Agreement. Additionally, the Award will be subject to all Company policies relating to the clawback of executive compensation that are otherwise applicable.

4.Definitions.  For purposes of this Plan:

“Cause” shall have the meaning ascribed to such term in a Participant’s written employment agreement, if any, with the Company (as amended, if applicable). In the absence of such an agreement or definition, “Cause” shall mean any of the following:

i.	the Participant’s failure to perform, or negligence in performing, their duties;
ii.	the Participant’s dishonesty or willful misconduct in the performance of their duties;

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iii.	the Participant’s material breach of any agreement, covenant or representation made in any employment agreement or other agreement with the Company or violation of the Company’s policies or procedures;
iv.	the Participant’s material violation of any law, rule, regulation or by-law of any governmental authority (local, state, federal or foreign) applicable to the Participant; or
v.	the Participant’s commission of, indictment for or plea of guilty or nolo contendere to a felony or a crime that impairs the Participant’s ability to perform services to the Company, or reasonably could result in a loss to the Company or damage the Company’s reputation.

“Company” shall mean Independence Contract Drilling, Inc., but shall also be deemed to include any affiliate of Independence Contract Drilling, Inc. as the context requires and any successors thereto.  In circumstances in which a Participant is employed by Independence Contract Drilling, Inc. and/or any of its affiliates, a termination of employment shall only be deemed to occur if the Participant’s employment terminates with Independence Contract Drilling, Inc. and each such affiliate.

“Disability” shall have the meaning ascribed to such term in a Participant’s employment agreement with the Company (as amended, if applicable). In the absence of such an agreement or definition, “Disability” shall mean that the Participant is unable to perform or expected to be unable to perform the essential functions of the Participant’s then existing position or positions with or without reasonable accommodation as a result of incapacity due to mental or physical impairment as determined by a physician selected by the Company or its insurers for a period of 180 days (which need not be consecutive) in any 12-month period.

5.	Tax Consequences and Section 409A. In connection with participation in the Plan and the receipt of any Awards, the Participant shall be solely responsible for all federal, state, and local tax liabilities including, without limitation, income taxes, any additional taxes imposed under Section 409A of the Internal Revenue Code of 1986 (as amended from time to time, the “Code”), any excise taxes, and the employee portion of employment taxes. The Company makes no warranty concerning the tax treatment of any payment of Awards; each Participant should consult his or her tax advisor regarding the appropriate tax treatment of Awards. Each Award payment due under this Plan is intended to be exempt from Section 409A of the Code as a “short-term deferral,” within the meaning of Treasury Regulation 1.409A-1(a)(4), and shall be considered to be a separate payment for purposes of Section 409A. The Compensation Committee (the “Committee”) of the Board shall interpret and administer the Plan accordingly, and shall have complete discretion to make any determination and to take any determination that avoids any violation of Section 409A.
6.	Miscellaneous.

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a.	Administration. The Company, acting by its Board or the Committee, shall administer the Plan, shall in such capacity be responsible for the general administration and management of the Plan, and shall have all powers and duties necessary to fulfill its responsibilities, including the discretion to determine all questions relating to the eligibility of any person to collect Awards, and the calculation and payment of all such Awards. The Committee shall accordingly have the discretion to interpret or construe ambiguous, unclear, or implied (but omitted) terms in any manner the Committee deems to be appropriate in its sole and absolute discretion, to revise any form associated with this Plan in any manner that the Committee determines to be appropriate, and to make any findings of fact needed in the administration of the Plan. The validity of any such interpretation, construction, decision, or finding of fact shall not be given de novo review if challenged in court, by arbitration, or in any other forum, and shall instead be upheld unless clearly arbitrary or capricious. The Committee’s prior exercise of discretionary authority shall not obligate it to exercise its authority in a like fashion thereafter. Unless arbitrary and capricious, all actions taken and all determinations made by the Committee shall be final and binding on all persons claiming any interest in or under the Plan.
b.	Manner of Payment and Tax Withholding. Any amounts payable under this Plan shall be paid to Participants in the same manner as they receive regular payroll (or by mail to the last known address of any Participant whose employment has terminated). The Company will deduct from any Award payment all required withholdings for state, federal, and local employment, income, payroll, or other taxes. Any repayment by a Participant due to clawback, pursuant to Section 3(c) above, shall be the net (after-tax) amount of the clawed-back payment to Participant.

c.	No Guarantee of Employment or Other Benefits. Except for Participants subject to a written employment agreement which states otherwise, employment with the Company is on an “at will” basis. This means that the employment relationship may be terminated at any time by either the Participant or the Company for any reason not expressly prohibited by law. The receipt of benefits under this Plan shall not automatically be deemed compensation for purposes of any other employee benefit plan including, without limitation, (i) any other benefit plan such as medical, dental, disability or other welfare benefit plan, (ii) any retirement or 401(k) plan, or (iii) any other type of benefit.
d.	Governing Law. This Plan shall be governed by and construed and enforced in accordance with the laws of the State of Texas, without reference to conflict of law principles which would require application of the law of another jurisdiction (except to the minimum extent that the law of the Commonwealth of Texas specifically and mandatorily requires otherwise).
e.	Notices. All notices, requests, demands and other communications required or permitted to be given under this Plan shall be in writing and shall be deemed given (i) when personally delivered to the recipient (provided a written acknowledgement

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of receipt is obtained), (ii) one (1) business day after being sent by a nationally recognized overnight courier (provided that a written acknowledgement of receipt is obtained by the overnight courier) or (iii) four (4) business days after mailing by certified or registered mail, postage prepaid, return receipt requested, to the party concerned at the address indicated below (or such other address as the recipient shall specify by ten (10) days’ advance written notice given in accordance with this Section 6(e)):

To the Company:

Independence Contract Drilling, Inc.

20475 Hwy 249, Suite 300

Houston, TX 77070

Attention: General Counsel

To the Participant:

The last address shown in the Company’s employment records.

f.	Successors and Assigns. No rights or benefits under this Plan may be assigned by any Participant without the Company’s prior written consent. This Plan and any Award Agreements issued hereunder shall be binding on the successors of the Company.
g.	Anti-alienation Clause. No payment under the Plan may be anticipated, assigned (either at law or in equity), alienated, or subject to attachment, garnishment, levy, execution or other legal or equitable process whether pursuant to a “qualified domestic relations order” as defined in Section 414(p) of the Code or otherwise.
h.	Amendment and Termination. The Company, through the Board or the Committee, may amend this Plan at any time and from time to time, and may terminate this Plan at any time; provided that any amendment or termination that adversely and materially affects a Participant will be subject to the Participant’s written consent thereto.
i.	Unfunded Obligation. All Awards payable pursuant to the Plan are unfunded and unsecured and are payable out of the general funds of the Company.

IN WITNESS WHEREOF, the Plan has been adopted as of the Effective Date.

Independence Contract Drilling, Inc.

By: /s/ J. Anthony Gallegos, Jr.

Name: J. Anthony Gallegos, Jr.

Title: President & Chief Executive Officer

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